EXHIBIT 99.1

Press Release dated April 17, 2008

INVESTOR CONTACT:	Jared Shaw
Investor Relations
203.338.4130
Jared.Shaw@peoples.com

MEDIA CONTACT:	Brent DiGiorgio
Corporate Communications
203.338.3135
Brent.DiGiorgio@peoples.com

FOR IMMEDIATE RELEASE

APRIL 17, 2008

PEOPLE’S UNITED FINANCIAL REPORTS FIRST QUARTER EARNINGS, ANNOUNCES STOCK BUYBACK AND RAISES DIVIDEND 12.5 PERCENT

BRIDGEPORT, CT. – People’s United Financial, Inc. (NASDAQ: PBCT) today announced net income of $15.1 million, or $0.05 per share, for the first quarter of 2008, compared to $33.6 million, or $0.11 per share, for the first quarter of 2007. Included in this quarter’s results are merger-related expenses of $41.0 million, other one-time charges totaling $14.8 million and a $6.9 million gain related to the Visa, Inc. initial public offering. The net impact of these items reduced first quarter 2008 net income by $33.2 million, or $0.10 per share. Excluding the effect of these items, net income would have been $48.3 million, or $0.15 per share, for the first quarter of 2008. This earnings level reflects continued strong asset quality results, partially offset by predictable margin pressure given the recent interest rate cuts by the Federal Reserve Bank and the company’s significant excess capital position. As previously reported, People’s United Financial completed its acquisition of Chittenden Corporation on January 1, 2008. Accordingly, People’s United Financial’s first quarter 2007 results do not include the results of Chittenden Corporation.

For the first quarter of 2008, return on average tangible assets was 0.31 percent and return on average tangible stockholders’ equity was 1.6 percent, compared to 1.28 percent and 10.9 percent respectively, for the year-ago quarter. Return on average tangible assets and return on average tangible stockholders’ equity would have been 1.00 percent and 5.2 percent, respectively, for the first quarter of 2008, excluding the net effect of the items mentioned above.

People’s United Financial’s Board of Directors has approved an initial repurchase of up to 5 percent, or approximately 17.3 million shares, of its common stock outstanding as of April 17, 2008. The shares are expected to be purchased in the open market or in privately negotiated transactions. Share purchases will be effected at management’s discretion, depending on management’s assessment of the desirability of alternative uses for the company’s capital, the market for the company’s common stock, the company’s cash flow and capital levels, and economic conditions. The repurchase program is expected to be partially funded by dividends paid by People’s United Bank to its parent, People’s United Financial.

— more —

People’s United Financial, Inc. Reports 1Q Earnings

People’s United Financial’s Board of Directors voted to increase the quarterly dividend on its common stock by $0.0167 per share, or 12.5 percent, to $0.15 per share. The dividend is payable May 15, 2008, to shareholders of record on May 1, 2008. Based on the closing stock price on April 16, 2008, the dividend yield on People’s United Financial common stock is 3.3 percent.

“We are pleased to reward our shareholders with a 16 th consecutive annual dividend increase, reflecting our confidence in People’s United Financial’s outlook,” stated President and Chief Executive Officer, Philip R. Sherringham.

“On the first day of the quarter, we completed our acquisition of Chittenden and became the largest New England-based regional banking company with $21 billion in total assets and more than 300 branches and seven banks serving customers across six states,” Sherringham said. “We continue to focus on our core competencies in commercial and retail banking while expanding our emphasis on wealth management. Beyond a continued focus on driving financial performance, our near-term priorities remain the successful integration of Chittenden and the judicious management of our significant excess capital position.”

Sherringham continued, “Our performance in the first quarter reflects the benefits of our focused commercial and retail banking strategy and strong asset quality, partially offset by the impact of the recent Federal Reserve Bank interest rate cuts and the lack of any meaningful acquisition-related cost saves at this early stage of integration. On an operating basis, the company delivered another quarter of solid financial performance.

“Key drivers of our performance in the first quarter were the net interest margin and ongoing strong asset quality,” added Sherringham. “Margin compression was expected this quarter given the asset sensitive position of our balance sheet. The net interest margin was down compared to the fourth quarter of last year primarily as a result of the dramatic actions taken by the Federal Reserve Board during the first quarter of 2008.

“Our balance sheet continues to be funded primarily by deposits and stockholders’ equity,” added Sherringham. “Given the many challenges of today’s environment, the strength of our capital and liquidity positions, asset quality and earnings set us apart from most in the industry.”

Commenting on asset quality, Sherringham stated, “Our asset quality remains very strong. Net loan charge-offs totaled $2.8 million for the first quarter of 2008, or 0.08 percent of average loans on an annualized basis.” At March 31, 2008, non-performing assets totaled $72.0 million and equaled 0.50 percent of total loans, REO and repossessed assets. The allowance for loan losses as a percentage of non-performing loans was 226 percent and as a percentage of total loans was 1.05 percent at March 31, 2008. The provision for loan losses this quarter reflects a $4.5 million increase in the allowance for loan losses resulting from aligning the former Chittenden reserve methodology with that of People’s United Financial.

— more —

People’s United Financial, Inc. Reports 1Q Earnings

Conference Call

On April 17, 2008, at 3 p.m., Eastern Time, People’s United Financial will host a conference call to discuss this earnings announcement. The call may be heard through www.peoples.com by selecting “Investor Relations” in the “About People’s” section on the home page, and then selecting “Conference Calls” in the “News and Events” section. Additional materials relating to the call may also be accessed at People’s United Bank’s Web site. The call will be archived on the Web site and available for approximately 90 days.

Selected Financial Terms

In addition to evaluating People’s United Financial’s results of operations in accordance with generally accepted accounting principles (“GAAP”), management routinely supplements this evaluation with an analysis of certain non-GAAP financial measures, such as the efficiency ratio. Management believes this non-GAAP financial measure provides information useful to investors in understanding People’s United Financial’s underlying operating performance and trends, and facilitates comparisons with the performance of other banks and thrifts.

The efficiency ratio, which represents an approximate measure of the cost required by People’s United Financial to generate a dollar of revenue, is the ratio of total non-interest expense (excluding goodwill impairment charges, amortization of acquisition-related intangibles, losses on real estate assets and nonrecurring expenses) to net interest income plus total non-interest income (including the fully taxable equivalent adjustment on bank-owned life insurance income, and excluding gains and losses on sales of assets, other than residential mortgage loans, and nonrecurring income). People’s United Financial generally considers an income or expense to be nonrecurring if it is not similar to an income or expense of a type incurred within the last two years and is not similar to an income or expense of a type reasonably expected to be incurred within the following two years. Management considers the efficiency ratio to be more representative of People’s United Financial’s ongoing operating efficiency, as the excluded items are generally related to external market conditions and non-routine transactions.

— more —

People’s United Financial, Inc. Reports 1Q Earnings

1Q 2008 Financial Highlights

Summary

•	Net income totaled $15.1 million, or $0.05 per share.

•	Includes merger-related expenses, other one-time charges and the Visa IPO gain, netting to $33.2 million (after-tax), or $0.10 per share.

•	Net interest income on a fully taxable equivalent basis totaled $167.7 million.

•	Net interest margin of 3.68%.

•	Provision for loan losses totaled $8.3 million.

•	Net loan charge-offs in 1Q08 totaled $2.8 million.

•	The allowance for loan losses was increased by $4.5 million in 1Q08 to align reserve methodologies across the combined organizations.

•	Non-interest income, excluding the Visa IPO gain, totaled $75.0 million.

•	Non-interest expense, excluding one-time items, totaled $167.9 million.

•	Compensation and benefits includes $4.5 million of amortization expense related to stock incentive plans and the employee stock ownership plan.

•	Amortization of other acquisition-related intangibles totaled $5.2 million.

•	Merger-related expenses include asset impairment charges of $20.0 million, costs relating to severance and branch closings of $10.5 million, and accrued liabilities of $6.0 million.

•	Non-interest expense also includes other one-time charges of $14.8 million, including those costs associated with the death of People’s United Financial’s former President.

•	Effective income tax rate of 28.4%.

•	Reflects a non-taxable BOLI death benefit.

Commercial Banking

•	Average commercial banking loans totaled $8.2 billion.

•	Non-performing commercial banking assets totaled $52.1 million.

•	The ratio of non-performing commercial banking loans to total commercial banking loans was 0.58% at March 31, 2008.

•	Net loan charge-offs totaled $1.5 million, or 0.07% annualized, of average commercial banking loans.

Retail & Small Business Banking

•	Average residential mortgage loans totaled $4.3 billion.

•	Residential mortgage net loan charge-offs totaled $0.2 million, or 0.02% annualized, of average residential mortgage loans.

•	Average consumer loans totaled $2.0 billion.

•	Consumer net loan charge-offs totaled $1.1 million, or 0.21% annualized, of average consumer loans.

Treasury

•	Average short-term investments totaled $2.7 billion.

•	Average securities totaled $1.1 billion.

•	Average short-term investments and securities represented 20% of average earning assets.

— more —

People’s United Financial, Inc. Reports 1Q Earnings

People’s United Financial, a diversified financial services company with $21 billion in assets, provides consumer and commercial banking services through a network of more than 300 branches in Connecticut, Vermont, New Hampshire, Massachusetts, Maine and New York. Through its subsidiaries, People’s United Financial provides equipment financing, asset management, brokerage and financial advisory services, and insurance services.

###

Certain statements contained in this release are forward-looking in nature. These include all statements about People’s United Financial’s plans, objectives, expectations and other statements that are not historical facts, and usually use words such as “expect,” “anticipate,” “believe” and similar expressions. Such statements represent management’s current beliefs, based upon information available at the time the statements are made, with regard to the matters addressed. All forward-looking statements are subject to risks and uncertainties that could cause People’s United Financial’s actual results or financial condition to differ materially from those expressed in or implied by such statements. Factors of particular importance to People’s United Financial include, but are not limited to: (1) changes in general, national or regional economic conditions; (2) changes in interest rates; (3) changes in loan default and charge-off rates; (4) changes in deposit levels; (5) changes in levels of income and expense in non-interest income and expense related activities; (6) residential mortgage and secondary market activity; (7) changes in accounting and regulatory guidance applicable to banks; (8) price levels and conditions in the public securities markets generally; (9) competition and its effect on pricing, spending, third-party relationships and revenues; and (10) the successful integration of Chittenden Corporation. People’s United Financial does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Access Information About People’s United Financial on the World Wide Web at www.peoples.com.

People’s United Financial, Inc.

FINANCIAL HIGHLIGHTS

People’s United Financial, Inc. acquired Chittenden Corporation on January 1, 2008. The acquisition was accounted for using the purchase method of accounting. Accordingly, prior period results have not been restated to include Chittenden Corporation.

	Three Months Ended
(dollars in millions, except per share data)	March 31, 2008	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007	March 31, 2007
Operating Data:
Net interest income	$166.7	$125.0	$134.3	$132.0	$95.3
Provision for loan losses (1)	8.3	2.9	2.5	1.8	0.8
Fee-based revenues	58.2	39.4	38.7	38.5	37.8
Net security gains	8.5	—	5.5	—	—
All other non-interest income	15.2	6.7	6.0	7.0	5.8
Non-interest expense (2)	219.2	100.0	95.5	155.7	88.1
Income from continuing operations	15.1	45.7	57.3	13.1	33.1
Income from discontinued operations	—	0.3	0.3	0.4	0.5
Net income	15.1	46.0	57.6	13.5	33.6

Selected Statistical Data:
Net interest margin (3)	3.68%	4.01%	4.28%	4.23%	3.94%
Return on average assets (3)	0.29	1.37	1.70	0.40	1.27
Return on average tangible assets (3)	0.31	1.38	1.72	0.41	1.28
Return on average stockholders’ equity (3)	1.2	4.1	5.1	1.4	10.0
Return on average tangible stockholders’ equity (3)	1.6	4.2	5.2	1.4	10.9
Efficiency ratio	65.0	57.4	52.8	53.3	62.6

Per Common Share Data:
Diluted earnings per share	$0.05	$0.16	$0.20	$0.05	$0.11
Dividends paid per share	0.13	0.13	0.13	0.13	0.12
Dividend payout ratio	293.0%	83.2%	67.2%	286.4%	46.1%
Book value (end of period)	$15.70	$15.43	$15.59	$15.50	$4.55
Tangible book value (end of period)	11.08	15.07	15.23	15.14	4.20
Stock price:
High	18.25	18.60	18.62	21.38	22.81
Low	14.29	15.83	14.78	17.56	19.78
Close (end of period)	17.31	17.80	17.28	17.73	21.14
Average diluted common shares outstanding (in millions)	329.20	286.60	290.84	292.38	299.26

(1)	Includes a $4.5 million provision to align allowance for loan losses methodologies.
(2)	Includes merger-related expenses and other one-time charges totaling $51.3 million for the three months ended March 31, 2008 and a $60.0 million contribution to The People’s United Community Foundation for the three months ended June 30, 2007.
(3)	Annualized.

People’s United Financial, Inc.

FINANCIAL HIGHLIGHTS—Continued

	As of and for the Three Months Ended
(dollars in millions)	March 31, 2008	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007	March 31, 2007
Financial Condition Data:
General:
Total assets	$20,973	$13,555	$13,551	$13,822	$11,602
Loans	14,493	8,950	8,936	9,046	9,310
Short-term investments	2,756	3,516	3,550	3,655	1,213
Securities, net	976	61	66	70	73
Allowance for loan losses	152	73	74	73	74
Goodwill and other acquisition-related intangibles	1,536	104	104	105	105
Deposits	15,160	8,881	8,782	9,091	9,968
Borrowings	148	—	—	—	8
Subordinated notes	180	65	65	65	65
Stockholders’ equity	5,219	4,445	4,534	4,504	1,359
Non-performing assets	72	26	26	18	19
Net loan charge-offs	2.8	3.7	1.5	3.7	0.4

Average Balances:
Loans	$14,537	$8,869	$8,935	$9,169	$9,305
Short-term investments	2,666	3,551	3,536	3,236	305
Securities	1,020	64	69	70	74
Earning assets	18,223	12,484	12,540	12,475	9,684
Total assets	20,878	13,446	13,516	13,399	10,601
Deposits	14,952	8,753	8,781	9,195	9,022
Funding liabilities	15,296	8,818	8,846	9,268	9,094
Stockholders’ equity	5,214	4,439	4,507	3,975	1,338

Ratios:
Net loan charge-offs to average loans (annualized)	0.08%	0.17%	0.07%	0.16%	0.01%
Non-performing assets to total loans, REO and repossessed assets	0.50	0.29	0.29	0.20	0.21
Allowance for loan losses to non-performing loans	226	358	318	405	389
Allowance for loan losses to total loans	1.05	0.81	0.82	0.80	0.80
Average stockholders’ equity to average total assets	25.0	33.0	33.3	29.7	12.6
Stockholders’ equity to total assets	24.9	32.8	33.4	32.6	11.7
Tangible stockholders’ equity to tangible assets	18.9	32.3	32.9	32.1	10.9
Total risk-based capital (1)	24.8	33.4	35.3	35.1	16.0

(1)	People’s United Bank’s March 31, 2008 total risk-based capital ratio is preliminary.

People’s United Financial, Inc.

CONSOLIDATED STATEMENTS OF CONDITION

(in millions)	March 31, 2008	Dec. 31, 2007
Assets
Cash and due from banks	$522.3	$296.2
Short-term investments	2,385.7	3,088.0

Total cash and cash equivalents	2,908.0	3,384.2

Securities:
Trading account securities, at fair value	24.9	18.7
Securities available for sale, at fair value	949.8	42.2
Securities held to maturity, at amortized cost	1.4	0.6

Total securities	976.1	61.5

Securities purchased under agreements to resell	370.0	428.0

Loans:
Residential mortgage	4,197.3	3,212.9
Commercial	3,809.6	2,600.4
Commercial real estate	4,505.7	1,885.6
Consumer	1,980.3	1,250.8

Total loans	14,492.9	8,949.7
Less allowance for loan losses	(151.7)	(72.7)

Total loans, net	14,341.2	8,877.0

Bank-owned life insurance	227.2	222.6
Premises and equipment, net	269.1	156.8
Goodwill and other acquisition-related intangibles	1,535.9	104.0
Other assets	345.2	320.7

Total assets	$20,972.7	$13,554.8

Liabilities
Deposits:
Non-interest-bearing	$3,278.8	$2,166.1
Savings, interest-bearing checking and money market	6,444.2	3,008.9
Time	5,436.8	3,705.6

Total deposits	15,159.8	8,880.6

Borrowings:
Federal Home Loan Bank advances	17.1	—
Repurchase agreements	111.2	—
Other	20.0	—

Total borrowings	148.3	—

Subordinated notes	179.5	65.4
Other liabilities	266.5	163.4

Total liabilities	15,754.1	9,109.4

Stockholders’ Equity
Common stock ($0.01 par value; 1.95 billion shares authorized; 345.7 million shares and 301.1 million shares issued)	3.5	3.0
Additional paid-in capital	4,436.1	3,642.8
Retained earnings	1,049.0	1,079.6
Treasury stock, at cost	(58.2)	(51.8)
Accumulated other comprehensive loss	(4.0)	(18.6)
Unallocated common stock of Employee Stock Ownership Plan	(207.8)	(209.6)

Total stockholders’ equity	5,218.6	4,445.4

Total liabilities and stockholders’ equity	$20,972.7	$13,554.8

People’s United Financial, Inc.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
(in millions, except per share data)	March 31, 2008	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007	March 31, 2007
Interest and dividend income:
Residential mortgage	$59.7	$43.2	$44.6	$47.1	$49.0
Commercial	58.1	42.3	42.7	42.0	40.6
Commercial real estate	73.9	31.8	32.0	32.1	31.8
Consumer	31.5	21.0	22.5	22.5	22.9

Total interest on loans	223.2	138.3	141.8	143.7	144.3
Short-term investments	18.9	26.0	28.6	28.1	4.0
Securities purchased under agreements to resell	3.1	15.5	18.1	14.7	—
Securities	10.1	0.9	0.9	1.0	1.1

Total interest and dividend income	255.3	180.7	189.4	187.5	149.4

Interest expense:
Deposits	83.7	54.0	53.5	53.8	52.3
Borrowings	1.1	—	—	0.1	0.1
Subordinated notes	3.8	1.7	1.6	1.6	1.7

Total interest expense	88.6	55.7	55.1	55.5	54.1

Net interest income	166.7	125.0	134.3	132.0	95.3
Provision for loan losses	8.3	2.9	2.5	1.8	0.8

Net interest income after provision for loan losses	158.4	122.1	131.8	130.2	94.5

Non-interest income:
Fee-based revenues:
Service charges on deposit accounts	23.1	19.4	19.4	19.5	18.0
Insurance revenue	9.1	6.2	7.1	6.2	7.3
Brokerage commissions	4.5	3.4	3.2	3.6	3.4
Other fees	21.5	10.4	9.0	9.2	9.1

Total fee-based revenues	58.2	39.4	38.7	38.5	37.8
Bank-owned life insurance	3.0	3.1	2.3	2.7	2.4
Net security gains	8.5	—	5.5	—	—
Net gains on sales of residential mortgage loans	2.0	0.6	0.8	0.9	0.7
Other non-interest income	10.2	3.0	2.9	3.4	2.7

Total non-interest income	81.9	46.1	50.2	45.5	43.6

Non-interest expense:
Compensation and benefits	89.1	56.3	53.1	54.9	51.3
Occupancy and equipment	31.6	17.1	17.3	16.2	16.5
Contribution to The People’s United Community Foundation	—	—	—	60.0	—
Professional and outside service fees	11.5	8.5	7.4	6.7	6.2
Amortization of other acquisition-related intangibles	5.2	0.2	0.3	0.3	0.2
Merger-related expenses	36.5	—	—	—	—
Other non-interest expense	45.3	17.9	17.4	17.6	13.9

Total non-interest expense	219.2	100.0	95.5	155.7	88.1

Income from continuing operations before income tax expense	21.1	68.2	86.5	20.0	50.0
Income tax expense	6.0	22.5	29.2	6.9	16.9

Income from continuing operations	15.1	45.7	57.3	13.1	33.1

Discontinued operations:
Income from discontinued operations, net of tax	—	0.3	0.3	0.4	0.5

Income from discontinued operations	—	0.3	0.3	0.4	0.5

Net income	$15.1	$46.0	$57.6	$13.5	$33.6

Diluted earnings per common share:
Income from continuing operations	$0.05	$0.16	$0.20	$0.05	$0.11
Income from discontinued operations	—	—	—	—	—
Net income	0.05	0.16	0.20	0.05	0.11

People’s United Financial, Inc.

AVERAGE BALANCE, INTEREST AND YIELD/RATE ANALYSIS (1)

	March 31, 2008			December 31, 2007			March 31, 2007
Three months ended (dollars in millions)	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Earning assets:
Short-term investments	$2,279.1	$18.9	3.31%	$2,227.5	$26.0	4.67%	$305.0	$4.0	5.22%
Securities purchased under agreements to resell	387.4	3.1	3.25	1,323.4	15.5	4.66	—	—	—
Securities (2)	1,019.9	10.1	3.97	63.9	0.9	5.64	74.1	1.1	5.70
Loans:
Residential mortgage	4,298.5	59.7	5.56	3,279.0	43.2	5.27	3,828.2	49.0	5.12
Commercial	3,746.4	58.1	6.20	2,504.2	42.3	6.76	2,363.7	40.6	6.87
Commercial real estate	4,498.6	74.9	6.66	1,837.8	31.8	6.93	1,808.2	31.8	7.03
Consumer	1,993.2	31.5	6.32	1,248.3	21.0	6.74	1,305.2	22.9	7.03

Total loans	14,536.7	224.2	6.17	8,869.3	138.3	6.24	9,305.3	144.3	6.20

Total earning assets	$18,223.1	$256.3	5.63%	$12,484.1	$180.7	5.79%	$9,684.4	$149.4	6.17%

Funding liabilities:
Deposits:
Non-interest-bearing	$3,145.9	$—	—%	$2,051.4	$—	—%	$2,125.6	$—	—%
Savings, interest-bearing checking and money market	6,282.8	24.7	1.58	2,998.3	11.1	1.49	3,276.1	12.0	1.47
Time	5,523.2	59.0	4.27	3,703.3	42.9	4.63	3,620.6	40.3	4.45

Total deposits	14,951.9	83.7	2.24	8,753.0	54.0	2.47	9,022.3	52.3	2.32

Borrowings:
Federal Home Loan Bank advances	18.4	0.2	4.84	—	—	—	0.6	—	5.04
Repurchase agreements	116.3	0.8	2.60	—	—	—	—	—	—
Other	23.3	0.1	1.67	—	—	—	5.7	0.1	5.17

Total borrowings	158.0	1.1	2.73	—	—	—	6.3	0.1	5.16

Subordinated notes	185.8	3.8	8.14	65.4	1.7	10.15	65.3	1.7	10.16

Total funding liabilities	$15,295.7	$88.6	2.32%	$8,818.4	$55.7	2.53%	$9,093.9	$54.1	2.38%

Excess of earning assets over funding liabilities	$2,927.4			$3,665.7			$590.5

Net interest income/spread		$167.7	3.31%		$125.0	3.26%		$95.3	3.79%

Net interest margin			3.68%			4.01%			3.94%

(1)	Average yields earned and rates paid are annualized.
(2)	Average balances and yields for securities available for sale are based on amortized cost.

People’s United Financial, Inc.

NON-PERFORMING ASSETS

(dollars in millions)	March 31, 2008	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007	March 31, 2007
Non-accrual loans:
Commercial real estate	$28.4	$3.7	$3.5	$0.1	$0.1
Commercial	16.9	1.3	7.2	8.2	11.3
Residential mortgage	15.3	8.9	7.2	4.2	5.0
Consumer	3.8	3.3	2.2	1.5	1.3
PCLC	2.7	3.1	3.0	3.9	1.4

Total non-accrual loans	67.1	20.3	23.1	17.9	19.1
Real estate owned (“REO”) and repossessed assets, net	4.9	5.8	3.1	0.5	0.3

Total non-performing assets	$72.0	$26.1	$26.2	$18.4	$19.4

Non-performing loans as a percentage of total loans	0.46%	0.23%	0.26%	0.20%	0.21%
Non-performing assets as a percentage of total loans, REO and repossessed assets	0.50	0.29	0.29	0.20	0.21
Non-performing assets as a percentage of stockholders’ equity and allowance for loan losses	1.34	0.58	0.57	0.40	1.35
Allowance for loan losses as a percentage of non-performing loans	226	358	318	405	389
Allowance for loan losses as a percentage of total loans	1.05	0.81	0.82	0.80	0.80

People’s United Financial, Inc.
ALLOWANCE FOR LOAN LOSSES

	Three Months Ended
(in millions)	March 31, 2008	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007	March 31, 2007
Balance at beginning of period	$72.7	$73.5	$72.5	$74.4	$74.0
Charge-offs	(3.7)	(4.1)	(2.0)	(4.6)	(0.8)
Recoveries	0.9	0.4	0.5	0.9	0.4

Net loan charge-offs	(2.8)	(3.7)	(1.5)	(3.7)	(0.4)
Provision for loan losses	8.3	2.9	2.5	1.8	0.8
Reserve acquired from Chittenden Corporation	73.5	—	—	—	—

Balance at end of period	$151.7	$72.7	$73.5	$72.5	$74.4

People’s United Financial, Inc.
NET LOAN CHARGE-OFFS (RECOVERIES)

	Three Months Ended
(in millions)	March 31, 2008	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007	March 31, 2007
Commercial	$1.1	$2.5	$0.5	$3.7	$—
Consumer	1.1	0.6	0.5	0.2	0.3
PCLC	0.4	0.6	0.6	0.4	0.1
Residential mortgage	0.2	—	—	(0.6)	—
Commercial real estate	—	—	(0.1)	—	—

Total	$2.8	$3.7	$1.5	$3.7	$0.4